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EXHIBIT (11) - Statement Re:  Computation of Earnings Per Share


COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

(In thousands, except per share data)

                                     Three Months Ended
                                          March 31
                                     ------------------
                                      2000       1999
                                     -------   --------
Basic:
   Average shares outstanding        156,269    155,857
                                    ========   ========

Net income                          $177,716   $159,112
Less preferred stock dividends         4,275      4,275
                                    --------   --------
Net income applicable to common
  stock                             $173,441   $154,837
                                    ========   ========

Basic net income per share             $1.11      $0.99

Diluted:
  Average shares outstanding         156,269    155,857
  Nonvested stock                        166        176
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options        1,267      2,401
                                    --------   --------
    Diluted average shares           157,702    158,434
                                    ========   ========

Net income                          $177,716   $159,112
Less preferred stock dividends         4,275      4,275
                                    --------   --------
Net income applicable to common
  stock                             $173,441   $154,837
                                    ========   ========

Diluted net income per share           $1.10      $0.98

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